Exhibit 99.199

North Valley Bancorp Reports Results for the Quarter

and Nine Months Ended September 30, 2013

October 29, 2013 – REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $912 million in assets, today reported results for the third quarter and nine months ended September 30, 2013. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“the Bank”).

The Company reported net income for the third quarter ended September 30, 2013 of $580,000, or $0.08 per diluted share, compared to net income of $4,004,000, or $0.59 per diluted share for the same period in 2012. The Company reported net income for the nine months ended September 30, 2013 of $2,735,000, or $0.40 per diluted share, compared to net income of $5,745,000, or $0.84 per diluted share, for the same period in 2012. Net income for the three and nine months ended September 30, 2012 included a $2,930,000 benefit for income taxes as a result of the $4,277,000 release of the deferred tax asset valuation allowance that was established in the third quarter of 2010. “On October 29, 2013, the Bank was successful in selling eight OREO properties at their recorded value of $9,885,000. After considering this sale of OREO properties, our nonperforming assets, as a percentage of total assets on a pro forma basis as of September 30, 2013, equaled 1.14%. It has been six years since we have had this level of excellent credit quality. The Bank continues to be primarily focused on growth and profitability, which is achieved by delivering excellent service and products to new and existing customers” stated Michael J. Cushman, President and CEO.

Continued improvement in the overall credit quality of the Company’s loan portfolio resulted in no provision for loan losses being recorded for the third quarter and nine months ended September 30, 2013 compared to provisions for loan losses of $700,000 and $2,100,000 for the third quarter and nine months ended September 30, 2012, respectively. The allowance for loan losses at September 30, 2013 was $9,312,000, or 1.83% of total loans, compared to $10,458,000, or 2.12% of total loans at December 31, 2012 and $11,427,000, or 2.33% of total loans at September 30, 2012.

At September 30, 2013, total assets were $912,447,000, an increase of $19,393,000, or 2.2%, from $893,054,000 at September 30, 2012. The loan portfolio totaled $509,092,000 at September 30, 2013, an increase of $19,192,000, or 3.9%, compared to $489,900,000 at September 30, 2012. The loan to deposit ratio at September 30, 2013 was 65.3% as compared to 64.6% at September 30, 2012, and 64.0% at December 31, 2012. Total deposits increased $21,294,000, or 2.8%, to $779,770,000 at September 30, 2013 compared to $758,476,000 at September 30, 2012. When compared to December 31, 2012, total assets at September 30, 2013 increased $10,104,000 from $902,343,000, loans increased by $16,881,000 from $492,211,000 and deposits increased by $11,190,000 from $768,580,000. Available-for-sale investment securities increased $7,812,000 while Federal funds sold decreased $13,520,000, from December 31, 2012 to September 30, 2013.

At September 30, 2013, the Company’s Total Risk-based Capital was $117,597,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 18.6%; Tier 1 risk-based Capital ratio – 17.3%; and Tier 1 Leverage ratio – 12.2%. The Bank’s Total Risk-based Capital at September 30, 2013 was $117,171,000, and its risk-based capital ratios were: Total Risk-based Capital ratio – 18.5%; Tier 1 risk-based Capital ratio – 17.3%; and Tier 1 Leverage ratio – 12.2%.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $6,363,000 to $5,216,000 at September 30, 2013 from $11,579,000 at September 30, 2012, and decreased $619,000 when compared to the December 31, 2012 balance of $5,835,000. Nonperforming loans as a percentage of total loans were 1.02% at September 30, 2013, compared to 2.36% at September 30, 2012, and 1.19% at December 31, 2012.

The overall level of nonperforming loans decreased $655,000 to $5,216,000 at September 30, 2013 from $5,871,000 at June 30, 2013. During the third quarter of 2013, the Company identified seven loans totaling $863,000 as additional nonperforming loans. The additions were offset by reductions in nonperforming loans totaling $1,518,000 due primarily to charge-offs and collections received on certain loans and the transfer of one property to OREO totaling $41,000. Of the seven loans totaling $863,000 identified as nonaccrual loans and added to nonperforming loans during the third quarter of 2013, the largest loan was a $639,000 commercial real estate loan secured by property in Shasta County. No specific reserve has been established for this loan. The remaining six loans in this group of nonperforming loans total $224,000 and specific reserves totaling $16,000 have been established.

Gross loan charge-offs for the third quarter of 2013 were $290,000 and recoveries totaled $75,000 resulting in net charge-offs of $215,000 compared to gross loan charge-offs for the third quarter of 2012 of $1,094,000 and recoveries of $89,000 resulting in net charge-offs of $1,005,000. Gross charge-offs for the nine months ended September 30, 2013 were $1,491,000 and recoveries totaled $345,000 resulting in net charge-offs of $1,146,000, compared to gross charge-offs for the nine months ended September 30, 2012 of $3,651,000 and recoveries of $322,000 resulting in net charge-offs of $3,329,000. These continued improvement trends in credit quality, partially offset by growth in the loan portfolio, resulted in management’s determination that the allowance for loan losses of $9,312,000 or 1.83% of total loans at September 30, 2013 was adequate as an estimate of the probable incurred losses in the portfolio. The allowance for loan losses at December 31, 2012 was $10,458,000 or 2.12% of total loans compared to the September 30, 2012 balance of $11,427,000 or 2.33% of total loans.

Nonperforming assets (nonperforming loans and OREO) totaled $20,261,000 at September 30, 2013, a decrease of $13,007,000 from the September 30, 2012 balance of $33,268,000, and a $7,997,000 decrease from the December 31, 2012 balance of $28,258,000. Nonperforming assets as a percentage of total assets were 2.22% at September 30, 2013 compared to 3.72% at September 30, 2012 and 3.13% at December 31, 2012.

The Company’s OREO properties decreased $1,279,000 to $15,045,000 at September 30, 2013 from $16,324,000 at June 30, 2013. The decrease in OREO was due to the sale of two properties totaling $179,000, loss on sale of OREO of $2,000, and a net write-down of certain other OREO properties during the quarter ended September 30, 2013 of $1,139,000 as a result of recent offers for purchase received on those properties and their anticipated sale in the fourth quarter of 2013. The decrease in OREO was partially offset by the transfer of one property into OREO totaling $41,000. Subsequent to September 30, 2013, the Company sold eight OREO properties located in Sonoma County at their recorded value of $9,885,000 which resulted in no additional gain or loss. The transaction closed on October 29, 2013.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans, investments, and other earning assets and interest paid on deposits and borrowings, increased $61,000, or 0.8%, for the three months ended September 30, 2013 compared to the same period in 2012. Interest income decreased by $261,000, primarily due to the decrease in interest income on loans due to the decrease in yield on average loan balances. The Company had foregone interest income of $36,000 related to loans currently on nonaccrual status for the three months ended September 30, 2013 compared to $138,000 for the same period in 2012. Average loans increased $24,320,000 in the third quarter of 2013 compared to the third quarter of 2012, while the yield on the loan portfolio decreased 43 basis points to 5.13% for the third quarter of 2013. Offsetting this decrease in interest income was a decrease in interest expense of $322,000, or 45.2%, primarily due to a decrease in the rates paid on deposits and secondarily to a decrease in interest expense on the Company’s subordinated debentures. Overall, average earning assets decreased $4,654,000 in the third quarter of 2013 compared to the third quarter of 2012. Average yields on earning assets decreased 12 basis points from the quarter ended September 30, 2012, to 4.01% for the quarter ended September 30, 2013 while the average rate paid on interest-bearing liabilities decreased by 20 basis points to 0.25%. The Company’s net interest margin for the quarter ended September 30, 2013 was 3.82%, an increase of 4 basis points from the margin of 3.78% for the third quarter in 2012 and an increase of 5 basis points from the 3.77% net interest margin for the quarter ended June 30, 2013. Net interest income increased $354,000 for the nine months ended September 30, 2013 compared to the same period in 2012. Total interest income decreased by $1,441,000 for the nine months ended September 30, 2013 compared to the same period in 2012, primarily due to a decrease in interest income on investment securities of $1,207,000 as a result of a decrease in the average balance of investment securities. Interest expense decreased $1,795,000 due primarily to both a decrease on rates paid on deposits and a decrease in interest expense on the Company’s subordinated debentures for the nine months ended September 30, 2013 compared to the same period in 2012. The net interest margin for the nine months ended September 30, 2013 increased 9 basis points to 3.79% from the net interest margin of 3.70% for the nine months ended September 30, 2012.

Noninterest income for the quarter ended September 30, 2013 decreased $995,000, or 23.7%, to $3,209,000 from $4,204,000 for the same period in 2012. Service charges on deposits decreased $127,000 to $959,000 for the third quarter of 2013 compared to $1,086,000 for the third quarter of 2012, while other fees and charges increased by $50,000 to $1,152,000 for the third quarter of 2013 compared to $1,102,000 for the same period in 2012. The Company recorded gains on the sale of mortgage loans of $574,000 for the third quarter of 2013, a decrease of $159,000 from $733,000 for the same period in 2012 as the activity of the Company’s real estate mortgage department, consistent with industry trends, slowed at the end of the third quarter of 2013. The Company recorded a gain on the sale of securities of $5,000 for the third quarter ended September 30, 2013, a decrease of $692,000 from $697,000 for the same period in 2012. Noninterest income for the nine months ended September 30, 2013 decreased $961,000 to $11,189,000 from $12,150,000 for the same period in 2012. Service charges on deposits decreased $392,000 to $2,882,000 for the nine months ended September 30, 2013 compared to $3,274,000 for the same period in 2012, and other fees and charges decreased by $240,000 to $3,380,000 for the nine months ended September 30, 2013 compared to $3,620,000 for the same period in 2012. The Company recorded gains on the sale of mortgage loans of $2,031,000 for the nine months ended September 30, 2013, an increase of $315,000 from $1,716,000 for the same period in 2012, and the Company recorded gains on the sale of SBA loans of $410,000 for the nine months ended September 30, 2013, an increase of $268,000 from $142,000 for the same period in 2012. The Company recorded a gain on the sale of securities of $548,000 for the nine months ended September 30, 2013, a decrease of $1,108,000 from $1,656,000 for the same period in 2012.

Noninterest expense increased $277,000 to $10,036,000 for the third quarter of 2013 from $9,759,000 for the third quarter of 2012. Salaries and employee benefits increased $79,000 to $5,084,000 for the third quarter of 2013 compared to the third quarter of 2012, and other real estate owned expense increased $409,000 to $1,226,000 for the third quarter of 2013 compared to the third quarter of 2012. These increases were partially offset by a decrease in occupancy and equipment expense of $36,000, a decrease in FDIC insurance premiums and state assessments of $5,000, and a decrease in other expenses of $170,000. Noninterest expense for the nine months ended September 30, 2013 was $29,860,000, an increase of $1,217,000 compared to $28,643,000 for the same period in 2012. For the nine months ended September 30, 2013, salaries and employee benefits increased $210,000 and other real estate owned expense increased by $799,000, while occupancy and equipment expense decreased $98,000, and FDIC insurance premiums and state assessments decreased by $63,000 compared to the first nine months of 2012. Other expenses increased by $369,000 to $8,785,000 for the first nine months of 2013 compared to $8,416,000 for the first nine months of 2012.

The Company recorded provisions for income taxes for the quarter and nine months ended September 30, 2013 of $367,000 and $1,382,000, respectively, resulting in an effective tax rate of 38.7% for the quarter ended September 30, 2013, and an effective tax rate of 33.5% for the nine months ended September 30, 2013. The Company recorded a benefit for income taxes for the quarter and nine months ended September 30, 2012 of $2,546,000 and $1,904,000, respectively, which was the result of the reversal of the $4,277,000 deferred tax asset valuation established in 2010.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-two commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30,
Statement of Income	2013	2012	$ Change	% Change
Interest income
Loans (including fees)	$6,462	$6,663	$(201)	(3.02%)
Investment securities	1,700	1,753	(53)	(3.02%)
Federal funds sold and other	3	10	(7)	(70.00%)
Total interest income	8,165	8,426	(261)	(3.10%)
Interest expense
Interest on deposits	257	462	(205)	(44.37%)
Other borrowings	—	8	(8)	(100.00%)
Subordinated debentures	134	243	(109)	(44.86%)
Total interest expense	391	713	(322)	(45.16%)
Net interest income	7,774	7,713	61	0.79%
Provision for loan losses	—	700	(700)	(100.00%)
Net interest income after provision for loan losses	7,774	7,013	761	10.85%

Noninterest income
Service charges on deposit accounts	959	1,086	(127)	(11.69%)
Other fees and charges	1,152	1,102	50	4.54%
Gain on sales of mortgage loans	574	733	(159)	(21.69%)
Gain on sales of SBA loans	22	36	(14)	(38.89%)
Gain on sales of securities, net	5	697	(692)	(99.28%)
Other	497	550	(53)	(9.64%)
Total noninterest income	3,209	4,204	(995)	(23.67%)

Noninterest expenses
Salaries and employee benefits	5,084	5,005	79	1.58%
Occupancy	629	651	(22)	(3.38%)
Furniture and equipment	223	237	(14)	(5.91%)
Other real estate owned expense	1,226	817	409	50.06%
FDIC and state assessments	207	212	(5)	(2.36%)
Other	2,667	2,837	(170)	(5.99%)
Total noninterest expenses	10,036	9,759	277	2.84%
Income before provision (benefit) for income taxes	947	1,458	(511)	(35.05%)
Provision (benefit) for income taxes	367	(2,546)	2,913	(114.41%)
Net income	$580	$4,004	$(3,424)	(85.51%)

Common Share Data
Earnings per share
Basic	$0.08	$0.59	$(0.51)	(86.44%)
Diluted	$0.08	$0.59	$(0.51)	(86.44%)

Weighted average shares outstanding	6,835,380	6,834,769
Weighted average shares outstanding - diluted	6,860,617	6,835,769
Book value per share	$13.91	$14.27
Tangible book value per share	$13.89	$14.23
Shares outstanding	6,836,632	6,835,192

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except per share data)

	Nine Months Ended
	September 30,
Statement of Income	2013	2012	$ Change	% Change
Interest income
Loans (including fees)	$19,244	$19,457	$(213)	(1.09%)
Investment securities	4,736	5,943	(1,207)	(20.31%)
Federal funds sold and other	34	55	(21)	(38.18%)
Total interest income	24,014	25,455	(1,441)	(5.66%)
Interest expense
Interest on deposits	825	1,800	(975)	(54.17%)
Other borrowings	1	8	(7)	(87.50%)
Subordinated debentures	400	1,213	(813)	(67.02%)
Total interest expense	1,226	3,021	(1,795)	(59.42%)
Net interest income	22,788	22,434	354	1.58%
Provision for loan losses	—	2,100	(2,100)	(100.00%)
Net interest income after provision for loan losses	22,788	20,334	2,454	12.07%

Noninterest income
Service charges on deposit accounts	2,882	3,274	(392)	(11.97%)
Other fees and charges	3,380	3,620	(240)	(6.63%)
Gain on sales of mortgage loans	2,031	1,716	315	18.36%
Gain on sales of SBA loans	410	142	268	188.73%
Gain on sales of securities, net	548	1,656	(1,108)	(66.91%)
Other	1,938	1,742	196	11.25%
Total noninterest income	11,189	12,150	(961)	(7.91%)

Noninterest expenses
Salaries and employee benefits	15,323	15,113	210	1.39%
Occupancy	1,877	1,911	(34)	(1.78%)
Furniture and equipment	645	709	(64)	(9.03%)
Other real estate owned expense	2,592	1,793	799	44.56%
FDIC and state assessments	638	701	(63)	(8.99%)
Other	8,785	8,416	369	4.38%
Total noninterest expenses	29,860	28,643	1,217	4.25%
Income before provision (benefit) for income taxes	4,117	3,841	276	7.19%
Provision for income (benefit) taxes	1,382	(1,904)	3,286	(172.58%)
Net income	$2,735	$5,745	$(3,010)	(52.39%)

Common Share Data
Earnings per share
Basic	$0.40	$0.84	$(0.44)	(52.38%)
Diluted	$0.40	$0.84	$(0.44)	(52.38%)

Weighted average shares outstanding	6,835,255	6,834,095
Weighted average shares outstanding - diluted	6,853,452	6,835,095
Book value per share	$13.91	$14.27
Tangible book value per share	$13.89	$14.23
Shares outstanding	6,836,632	6,835,192

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,	September 30,
Balance Sheet Data	2013	2012	2012
Assets
Cash and due from banks	$23,780	$22,654	$19,436
Federal funds sold	2,345	15,865	405
Time deposits at other financial institutions	2,219	2,219	2,210
Available-for-sale securities - at fair value	293,627	285,815	299,025
Held-to-maturity securities - at amortized cost	6	6	6

Loans	509,092	492,211	489,900
Allowance for loan losses	(9,312)	(10,458)	(11,427)
Net loans	499,780	481,753	478,473

Premises and equipment, net	8,572	9,181	9,303
Other real estate owned	15,045	22,423	21,689
Core deposit intangibles, net	146	255	292
Accrued interest receivable and other assets	66,927	62,172	62,215
Total assets	$912,447	$902,343	$893,054

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$184,471	$177,855	$166,968
Demand, interest bearing	197,647	185,315	181,302
Savings and money market	244,039	233,034	232,865
Time	153,613	172,376	177,341
Total deposits	779,770	768,580	758,476

Accrued interest payable and other liabilities	15,952	15,951	15,360
Other borrowings	—	—	—
Subordinated debentures	21,651	21,651	21,651
Total liabilities	817,373	806,182	795,487
Shareholders’ equity	95,074	96,161	97,567
Total liabilities and shareholders’ equity	$912,447	$902,343	$893,054

Asset Quality
Nonaccrual loans	$5,216	$5,835	$11,573
Loans past due 90 days and accruing interest	—	—	6
Other real estate owned	15,045	22,423	21,689
Total nonperforming assets	$20,261	$28,258	$33,268

Classified assets	$28,842	$45,297	$49,921
Bank Tier 1 Capital + ALLL	$118,564	$115,580	$115,852
Classified assets ratio	24.33%	39.19%	43.09%

Allowance for loan losses to total loans	1.83%	2.12%	2.33%
Allowance for loan losses to NPL’s	178.53%	179.23%	98.69%

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Financial Ratios	2013	2012	2013	2012
Return on average total assets	0.25%	1.74%	0.40%	0.84%
Return on average shareholders’ equity	2.46%	16.91%	3.82%	8.29%
Net interest margin (tax equivalent basis)	3.82%	3.78%	3.79%	3.70%
Efficiency ratio	91.38%	81.89%	87.88%	82.82%

Selected Average Balances
Loans	$499,920	$475,600	$491,919	$458,826
Taxable investments	299,956	311,736	288,727	313,546
Tax-exempt investments	7,594	11,663	8,549	12,290
Federal funds sold and other	4,645	17,770	19,410	31,207
Total earning assets	$812,115	$816,769	$808,605	$815,869
Total assets	$907,394	$913,239	$903,867	$912,386

Demand deposits - interest bearing	$194,608	$180,431	$192,284	$178,725
Savings and money market	244,571	226,630	243,324	223,022
Time deposits	155,453	184,802	160,366	199,983
Other borrowings	25,664	35,172	23,569	33,076
Total interest bearing liabilities	$620,296	$627,035	$619,543	$634,806
Demand deposits - noninterest bearing	$177,400	$168,658	$170,906	$161,464
Shareholders’ equity	$93,527	$93,957	$95,724	$92,365

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except per share data)

	For the Quarter Ended
	September	June	March	December
	2013	2013	2013	2012
Interest income	$8,165	$7,981	$7,868	$8,276
Interest expense	391	403	432	504
Net interest income	7,774	7,578	7,436	7,772

Provision for loan losses	—	—	—	—
Noninterest income	3,209	3,651	4,329	4,269
Noninterest expense	10,036	9,936	9,888	11,336

Income before provision for income taxes	947	1,293	1,877	705
Provision for income taxes	367	399	616	160
Net income	$580	$894	$1,261	$545

Earnings per common share:
Basic	$0.08	$0.13	$0.18	$0.08
Diluted	$0.08	$0.13	$0.18	$0.08